Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2026 First Quarter Results

Higher Net Sales Drove a Diluted EPS Increase of 59% to $1.59 per Share

Elgin, IL, October 29, 2025 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2026 first quarter ended September 25, 2025.

First Quarter Summary

•
Net sales increased $22.5 million, or 8.1%, to $298.7 million
•
Sales volume decreased 0.6 million pounds, or 0.7%, to 90.5 million pounds
•
Gross profit increased 16.2% to $54.1 million
•
Diluted EPS increased 59% to $1.59 per share

CEO Commentary

“We began the fiscal year with strong momentum, continuing to execute our Long-Range Plan with discipline and focus. In this quarter, we delivered a 59% improvement in diluted earnings per share, underscoring the strength of our strategy, improvements in our commercial ingredients and contract manufacturing businesses and our relentless focus on generating operational efficiencies throughout our business. We have seen directional improvement in sales volume over the past three quarters, signaling progress in stabilizing our overall demand. These results were achieved in a challenging snack food environment, as consumer behavior continues to evolve in response to broader macroeconomic shifts. Our achievements reflect the hard work and commitment of our employees, whose contributions remain vital to our continued success,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

First Quarter Results

Net Sales

Net sales for the first quarter of fiscal 2026 increased by $22.5 million, or 8.1%, to $298.7 million. This increase was primarily driven by an 8.9% increase in the weighted average selling price per pound, which was partially offset by a 0.7% decline in sales volume (pounds sold to customers). The increase in the weighted average selling price per pound was largely attributable to significantly higher commodity acquisition costs for all major tree nuts. Sales volume decreased for all major product types, except for peanuts, walnuts, and pecans, all of which experienced volume growth in the quarter.

Sales Volume

Consumer Distribution Channel -5.1%

This sales volume decrease was primarily driven by a 3.2% reduction in private brand sales volume, with approximately half of the decrease due to the discontinuation of peanut butter at a mass merchandiser. The remaining private brand sales volume decrease was nearly evenly split between nut and trail mix and bars. Nut and trail mix sales volume was negatively impacted by higher retail prices and reduced promotional activity, which was partially offset by new business and expanded distribution at three existing customers. Bar sales volume declined due to a strategic reduction in sales to one grocery retailer and lost distribution to another, which was partially offset by growth at a mass merchandiser and at a current customer. On the branded side, lost distribution of Orchard Valley Harvest at a major customer in the non-food sector also contributed to the overall decline in the consumer distribution channel.

Commercial Ingredients Distribution Channel +12.8%

This sales volume increase was mainly driven by new business with two customers, higher peanut butter volume at existing food service customers and increased sales of peanut crushing stock to peanut oil processors.

Contract Manufacturing Distribution Channel +18.4%

This sales volume increase was driven by increased granola sales volume processed and increased snack nut sales to another customer added during the second quarter of the prior year. These increases were partially offset by lower peanut and peanut butter sales volume to a major customer.

Gross Profit

Gross profit increased $7.6 million to $54.1 million and gross profit margin increased to 18.1% of net sales from 16.9% of net sales in the prior year’s first quarter. This improvement was primarily driven by higher net sales during the quarter, with selling prices more closely aligned with commodity acquisition costs compared to the first quarter of the prior year. Additionally, the prior year first quarter included a one-time price concession to a bar customer that did not recur this quarter.

Operating Expenses, net

Total operating expenses decreased $2.5 million in the quarterly comparison, primarily driven by lower marketing and insights spending, reduced third-party warehouse costs, lower third-party recruitment expenses and decreased freight costs. These decreases were partially offset by an increase in incentive compensation expense. As a percentage of net sales, total operating expenses decreased to 9.1% from 10.7% in the prior comparable quarter, driven by the factors noted above and a higher net sales base.

Inventory

The value of total inventories on hand at the end of the current first quarter increased $40.2 million, or 20.6%. The increase was driven by higher commodity acquisition costs across all major tree nuts as well as greater on-hand quantities of finished goods due to lower-than-forecasted back-to-school demand for bars and preparation for anticipated holiday seasonal demand. The weighted average cost per pound of raw nut and dried fruit input stock on hand increased 24.8% year over year mainly due to higher acquisition costs for all major tree nuts.

In closing, Mr. Sanfilippo commented, “As we look ahead, we will continue to build on the momentum we have generated in this quarter by staying focused on three key priorities: growing our sales volume, delivering best-in-class service and value to our customers, and driving ongoing improvements in profitability. These efforts are foundational to our strategy and will enable us to deliver long-term value to our shareholders. While the current quarter’s EPS results were strong, sustaining this quarter’s level of EPS improvement for the remainder of the 2026 fiscal year may be challenging due to an uncertain macroeconomic environment and current trends in the snack food market. That said, we remain confident in our direction and committed to building on our progress.”

Conference Call

The Company will host an investor conference call and webcast on Thursday, October 30, 2025, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To register for the call, please click on the Participant Registration by register using this link. After registering, an email will be sent, including dial-in details and a unique access code required to join the live call. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products, bars, and dried cheese snacks, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Upcoming Event

The Company will be presenting at the Southwest IDEAS conference in Dallas, Texas on November 19, 2025. Qualified investors that would like to schedule a meeting with management should contact Three Part Advisors at the phone number below.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut and bars categories generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients due to tariffs and other import restrictions and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages or other disruptions in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities, our inability to meet or fulfill customer orders on a timely basis, if at all, or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; and (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	September 25, 2025	September 26, 2024
Net sales	$298,683	$276,196
Cost of sales	244,589	229,652
Gross profit	54,094	46,544
Operating expenses:
Selling expenses	17,880	19,839
Administrative expenses	9,197	9,698
Total operating expenses	27,077	29,537
Income from operations	27,017	17,007
Other expense:
Interest expense	984	516
Rental and miscellaneous expense, net	576	411
Pension expense (excluding service costs)	389	361
Total other expense, net	1,949	1,288
Income before income taxes	25,068	15,719
Income tax expense	6,342	4,060
Net income	$18,726	$11,659
Basic earnings per common share	$1.60	$1.00
Diluted earnings per common share	$1.59	$1.00
Weighted average shares outstanding
— Basic	11,671,187	11,630,405
— Diluted	11,747,200	11,714,362

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 25, 2025	June 26, 2025	September 26, 2024
ASSETS
CURRENT ASSETS:
Cash	$714	$585	$442
Accounts receivable, net	84,368	76,656	83,787
Inventories	234,716	254,600	194,565
Prepaid expenses and other current assets	13,720	14,583	8,695
	333,518	346,424	287,489

PROPERTIES, NET:	181,661	178,219	175,377

OTHER LONG-TERM ASSETS:
Intangibles, net	15,866	16,178	17,191
Deferred income taxes	—	5,782	3,680
Operating lease right-of-use assets	27,187	27,824	28,034
Equipment deposits	29,516	12,438	—
Other assets	10,934	10,738	7,596
	83,503	72,960	56,501
TOTAL ASSETS	$598,682	$597,603	$519,367

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$51,093	$57,584	$47,152
Current maturities of long-term debt	2,343	941	815
Accounts payable	51,616	60,479	59,575
Bank overdraft	563	294	1,315
Accrued expenses	31,054	36,748	30,976
	136,669	156,046	139,833

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	29,827	14,564	6,169
Retirement plan	28,288	27,921	26,463
Long-term operating lease liabilities	23,497	24,224	25,167
Deferred income taxes	3,496	—	—
Other	14,121	14,151	10,932
	99,229	80,860	68,731

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	92	92	91
Capital in excess of par value	140,578	139,724	136,626
Retained earnings	222,728	221,495	174,220
Accumulated other comprehensive income	564	564	1,044
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	362,784	360,697	310,803
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$598,682	$597,603	$519,367